                                                                    EXHIBIT 10.1


                              DIGITAL IMPACT, INC.
                            177 BOVET ROAD, SUITE 200
                               SAN MATEO, CA 94402


November 12, 2001

Kevin Johnson
1700 Beach Street #202
San Francisco, CA 94123

Re:  Offer of Employment

Dear Kevin:

        Digital Impact, Inc. (the "COMPANY") is pleased to offer you employment on the terms set forth below (this "AGREEMENT").

        Title. You will have the title of Senior Vice President of Services and you will report to William C. Park, in his capacity as Chief Executive Officer of the Company. As a Company employee, you will be expected to abide by all of the Company's policies and procedures, and acknowledge in writing that you have received and read the employee handbook, which will be made available to you following the date you commence employment with the Company (your "COMMENCEMENT DATE").

        Duties. Your duties as Senior Vice President of Services will be to manage the Company's Services department, overseeing all aspects of the quality of service delivered to the Company's clients.

        Salary and Benefits. Your initial base salary will be two hundred thousand dollars ($200,000) per year, less applicable payroll deductions and withholdings. As an exempt employee, you will be paid on a salary, not hourly, basis. Therefore, you will be "exempt" from overtime pay. You will be paid two times per month in accordance with the Company's payroll practices for employees generally. In addition, the Company will provide you with sick leave, ten days of paid vacation time, and medical, dental, and other benefits coverage consistent with Company policy. The Company reserves the right to modify benefits available to employees from time to time, as it deems necessary.

        Signing Bonus. The Company will pay you a sixty-two thousand five hundred dollars ($62,500) signing bonus (the "SIGNING BONUS") due upon your Commencement Date, less applicable payroll deductions and withholdings. You will be required to repay the entire Signing Bonus in the event you voluntarily terminate your employment with the Company prior to the date that is six (6) months following your Commencement Date.

        Stock Options.

                Signing Grant. On or following your Commencement Date (but in any event no later than thirty (30) days following your Commencement Date), in compliance with all applicable regulatory requirements and subject to applicable approvals, you will be eligible to receive a stock option to purchase two hundred twenty-five thousand (225,000) shares of the Company's common stock (the "SIGNING GRANT"). The exercise price of the Signing Grant will be the fair market value of the Company's common stock on the date of grant. The Option will vest in equal monthly installments over four (4) years.



               Performance Grant. On or following your Commencement Date (but in any event no later than thirty (30) days following your Commencement Date), in compliance with all applicable regulatory requirements and subject to applicable approvals, you will be eligible to receive a stock option to purchase one hundred twelve thousand five hundred (112,500) shares of the Company's common stock (the "PERFORMANCE GRANT"). The exercise price of the Performance Grant will be the fair market value of the Company's common stock on the date of grant. The Performance Grant will vest over a one-year period in accordance with the terms set forth on Schedule A.

        Indemnification. You shall be indemnified by the Company to the same extent as other Company executives. In addition, the Company shall indemnify you for personal liability you may incur arising from claims against you in connection with your leaving your current employment and taking a position with the Company. Both parties acknowledge that your decision to join the Company and the Company's decision to offer you a position were made independent of the Company's decision of whether to make a bid for the assets of Post Communications, Inc. ("POST") in a currently pending bankruptcy proceeding.

        Severance. In the event that the Company does not acquire the assets of Post, and within six (6) months following your Commencement Date the Company terminates your employment other than for Cause (as defined below), you will be entitled to receive a severance payment equal to two (2) months' salary, less applicable payroll deductions and withholdings, subject to your execution of a release in form and substance satisfactory to the Company.

For purposes of this Agreement, "CAUSE" shall mean any of the following: (i) conviction of any felony or any crime involving dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Board demonstrates unacceptable job performance or gross unfitness to serve provided that you have had fair notice of such cause and do not substantially cure or mitigate its consequences to the reasonable satisfaction of the Company as determined by the Board within thirty
(30) days after the Company notifies you in writing of the cause.

        Change in Control Protection. The Company maintains a change in control program for its senior executives. You will be a participant in this program on the same terms and conditions offered to executives of the Company generally.

        Protection of Company Interests. As a Company employee, you will be expected to sign and comply with the Company's standard Proprietary Information and Inventions Agreement which, among other things, prohibits unauthorized use or disclosure of Company proprietary information and which prohibits, without the express written consent of a duly authorized officer of the Company, engagement in any employment or business activity other than for the Company.

        At-Will Employment. Your employment with the Company is at-will. This means that you may resign your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without cause or advanced notice, simply by notifying you. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

        Miscellaneous. This Agreement, including the attachments, if any, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without reference to the choice of law provisions thereof.

        As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

        To indicate your acceptance of our offer under the terms described above, please sign below and return this Agreement to the Company. We look forward to your favorable reply and to a productive and enjoyable work relationship.

                                            Very truly yours,

                                            DIGITAL IMPACT, INC.


                                            By:
                                               ---------------------------------
                                               Name:    Kenneth Hirschman
                                               Title:   Vice President &
                                                        General Counsel

Accepted by:
            --------------------------


Print Name: Kevin Johnson

Date:
     ---------------------------------

Anticipated Start Date:  December 3, 2001

                                    SCHEDULE A


                               PERFORMANCE GOALS(1)

                         CLIENT RETENTION(2)                     REVENUE GROWTH(3)
---------------   ------------------------------------  --------------------------------------
                                                         6-MONTH PERIOD        6-MONTH PERIOD
  VESTING           FROM YOUR COMMENCEMENT DATE TO            ENDING                ENDING
  PERIODS         JUNE 30, 2002 AND  DECEMBER 31, 2002    JUNE 30, 2002      DECEMBER 31, 2002
---------------   ------------------------------------  ----------------     -----------------
     Goal                80% -85% retention                 7.5% - 10%           15+% - 20%

Options vested             18,750 options                18,750 options        18,750 options
 if goal met

     Goal               85+% - 90% retention                10+% - 15%           20+% - 25%

Options vested             20,000 options                25,000 options        25,000 options
 if goal met

     Goal               90+% - 95% retention                   15+%                 25+%

Options vested             22,500 options                31,250 options        31,250 options
 if goal met

     Goal              95+% - 100% retention

Options vested             25,000 options
 if goal met

--------

(1) In the event that the Company determines to take actions that are the primary result of the loss of all or substantially all of the business of a client on which these performance criteria are based (including, but not limited to, the possible transition of such clients from Post's platform to the Company's platform, if applicable), both parties shall in good faith review and, if justified, revise this performance criterion. The parties understand that the most important factor underlying the retention of clients is good service. Thus, whether a failure to provide good service is the primary result of the loss of a client shall be a significant factor in the determination of whether any revision is justified. If the Company does not acquire the assets of Post, the satisfaction of the performance goals in this table shall be calculated with reference only to Company clients.

(2) Retention of all or substantially all of the business of at least the specified percentage of the Company's clients through the end of the applicable vesting period. Vesting, if any, will occur at the end of the applicable vesting period.


(3) Measured and vested following the end of the applicable vesting periods following the Company's Finance Department's certification of recognized revenue. "Revenue Growth" is determined by comparing the actual recognized revenue for the applicable six-month period for all Company clients against two (2) times the actual revenue of the Company's (and Post's clients, if applicable) for the fiscal quarter ending December 31, 2001. The parties shall agree in good faith whether any particular client should be excluded from the revenue growth calculations based on such client leaving the Company or Post on account of factors beyond for reasons not involving client service.